Exhibit 99.1

Serina Therapeutics Reports First Quarter 2024 Financial Results and Provides Business Highlights

HUNTSVILLE, May 14, 2024 (GLOBE NEWSWIRE) — Serina Therapeutics (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug delivery technology, today reported financial results for the quarter ended March 31, 2024 and provided business highlights.

Recent Highlights

●	Advancement of SER-252. The Company is advancing its lead drug candidate, SER-252 (POZ-apomorphine), for the treatment of advanced Parkinson’s Disease. The Company anticipates submission of an Investigational New Drug (IND) application to the U.S. Food and Drug Administration with plans to initiate a Phase 1 clinical trial in 2025.

●	Completion of merger with AgeX Therapeutics. The Company closed its merger with a wholly owned subsidiary of AgeX Therapeutics, Inc. The management team of the combined company is led by Steven Ledger as Interim Chief Executive Officer. The combined company began trading on the NYSE American market under the ticker symbol “SER” on March 27, 2024.

●	Appointment of Dr. Simba Gill as Executive Chairman. Dr. Gill brings a wealth of biotech and pharma experience in building companies and transformative platforms as well as developing products, having served in key roles at Maxygen, Systemix, Boehringer Mannheim and Celltech. He earned his MBA at INSEAD and received his Ph.D. from King’s College, London. Dr. Gill will play a pivotal role in guiding Serina through its next phase of growth and development, leveraging his expertise to drive strategic expansion initiatives.

Liquidity and Capital Resources

Increase in Line of Credit

On March 26, 2024, the Company’s secured, convertible line of credit from Juvenescence Limited was increased by $2,400,000, which was drawn entirely on March 29, 2024.

On May 8, 2024, the repayment date of the Company’s borrowings under the Juvenescence line of credit was extended from May 9, 2024 to December 31, 2024 and the line of credit increased by an additional $525,000 which we received entirely on May 9, 2024.

Balance Sheet Information

Cash, cash equivalents, and restricted cash totaled $8.8 million as of March 31, 2024. As of March 31, 2024, the Company owed Juvenescence Limited $10.4 million in principal and origination fees on account of loans extended to the Company.

First Quarter 2023 Operating Results

Revenues: Revenues comprised entirely of grant revenues in the amount of $5,000 and $30,000 for the first quarter of 2024 and in the same period in 2023, respectively.

Operating expenses: Operating expenses for the three months ended March 31, 2024 were $2.3 million, as compared with $1 million for the same period in 2023.

Research and development expenses for the three months ended March 31, 2024 increased by approximately $0.7 million to $1.1 million from $0.4 million during the same period in 2023. The net increase was primarily attributable to increases of $0.5 million in outside research and services allocable to research and development expenses, $0.1 million in patent related professional fees, and $0.1 million in salaries and payroll related expenses and consulting services allocable to research and development expenses.

General and administrative expenses for the three months ended March 31, 2024 increased by $0.6 million to $1.2 million as compared to $0.6 million during the same period in 2023. The net increase is attributable to increases of $0.5 million in professional legal and accounting services incurred in connection with the Merger which consummated on March 26, 2024, $0.1 million in consulting services and noncash stock-based compensation to consultants allocable to general and administrative expenses, and $0.1 million in investment and public relations related expenses. These increases were offset to some extent by a $0.1 million decrease for database subscription fee.

Other expense, net: Net other expense for the three months ended March 31, 2024 is primarily comprised of $7 million change in fair value of convertible promissory notes which was converted to common stock on March 26, 2024.

Net loss: The net loss for the three months ended March 31, 2024 was $9.4 million, or ($3.38) per share (basic and diluted) compared to net income of $1.7 million, or $0.77 per share (basic) and $0.20 per share (diluted), for 2023. Net loss for the three months ended March 31, 2024 as compared to net income in 2023 is partially attributable to expenses related to the Merger which consummated on March 26, 2024 and net change in fair value of convertible promissory notes and warrants.

Going Concern Considerations

As required under Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (ASC 205-40), the Company evaluates whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date its financial statements are issued. Based on the Company’s most recent projected cash flows, the Company believes that its cash and cash equivalents and the additional $0.5 million borrowings from Juvenescence received on May 9, 2024 would not be sufficient to satisfy the Company’s anticipated operating and other funding requirements for the twelve months following the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

About SER-252 (POZ-apomorphine)

SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER 252 to provide CDS without skin reactions. Serina plans to advance SER 252 to clinical testing in 2025.

About the POZ Platform™

Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.

Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.

About Serina Therapeutics

Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and pain. Serina’s POZ PlatformTM delivery technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs, enabling the potential of challenging small molecules, while addressing the limitations of PEG (polyethylene glycol) and other biocompatible polymers. In addition, our POZ PlatformTM partners are at the forefront in advancing lipid nanoparticle (LNP) delivery technology to develop novel RNA therapeutics. Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.

For more information, please visit https://serinatherapeutics.com.

Cautionary Statement Regarding Forward-Looking Statement

This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; uncertainties regarding the impact of COVID-19 on Serina’s business, operations and financial results; and competitive developments. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, the company’s Current Report on Form 8-K that was filed with the SEC on April 1, 2024, and the company’s other periodic reports and documents filed from time to time with the SEC.

The Information contained in this release Is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

SERINA THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amounts)

(unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$8,706	$7,619
Accounts and grants receivable, net	65	-
Prepaid expenses and other current assets	166	-
Total current assets	8,937	7,619

Restricted cash	50	-
Property and equipment, net	564	573
Right of use assets - operating leases	627	666
Right of use assets - finance leases	104	110
Intangible assets, net	574	-
TOTAL ASSETS	$10,856	$8,968

LIABILITIES, REDEEMABLE CONVERTIBLE PREFFERED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$4,013	$1,163
Loans due to Juvenescence, net of debt issuance costs	9,746	-
Related party payables, net	66	-
Current portion of operating lease liabilities	207	214
Current portion of finance lease liabilities	24	36
Other current liabilities	3	-
Total current liabilities	14,059	1,413

Loans due to Juvenescence	693	-
Convertible promissory notes, at fair value	-	2,983
Operating lease liabilities, net of current portion	413	461
Finance lease liabilities, net of current portion	-	1
TOTAL LIABILITIES	15,165	4,858

Commitments and contingencies

Redeemable Convertible Preferred Stock:
Redeemable convertible preferred stock, $0.01 par value; 10,000 authorized; nil and 3,438 issued and outstanding at March 31, 2024 and December 31, 2023, respectively	-	36,404

Stockholders’ deficit:
Preferred stock, $0.0001 par value, 5,000 shares authorized; none issued and outstanding	-	-

Common stock, $0.0001 par value, 40,000 shares authorized; and 8,414 and 2,410 shares issued and outstanding	1	25
Additional paid-in capital	1,125	858
Accumulated deficit	(5,435)	(33,177)
Total stockholders’ deficit	(4,309)	(32,294)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT	$10,856	$8,968

SERINA THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except par value amounts)

(unaudited)

	Three Months Ended March 31,
	2024	2023
REVENUES
Grant revenues	$5	$30
Total revenues	5	30

OPERATING EXPENSES
Research and development	1,106	399
General and administrative	1,220	593
Total operating expenses	2,326	992

Loss from operations	(2,321)	(962)

OTHER INCOME (EXPENSE), NET:
Interest expense, net	(99)	(86)
Fair value inception adjustment on convertible promissory note	-	2,240
Change in fair value of convertible promissory notes	(7,017)	294
Change in fair value of warrants	-	172
Total other income (expense), net	(7,116)	2,620

NET INCOME (LOSS)	$(9,437)	$1,658

NET EARNINGS (LOSS) PER COMMON SHARE:
BASIC	$(3.38)	$0.77
DILUTED	$(3.38)	$0.20

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC	2,790	2,167
DILUTED	2,790	8,569

For inquiries, please contact:

Investor.relations@serinatherapeutics.com

(256) 327-9630